Exhibit 10.1

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
THE STEELWORKS CORPORATION
AND
THE HILLMAN GROUP, INC.
January 5, 2006

TABLE OF CONTENTS

Section 1.		Definitions	1
Section 2.		Basic Transaction	4
(a	)	Purchase and Sale of Assets	4
(b	)	Excluded/Assumed Liabilities	5
(c	)	Purchase Price	5
(d	)	Closing	5
(e	)	Deliveries at Closing	5
(f	)	Purchase Price	6
Section 3.		Seller’s Representations and Warranties	6
(a	)	Organization of Seller	6
(b	)	Authorization of Transaction	6
(c	)	No Subsidiaries	7
(d	)	Sufficiency	7
(e	)	Non-contravention	7
(f	)	Annual Sales	7
(g	)	Brokers’ Fees	7
(h	)	Title to Assets	7
(i	)	Retail Customers	8
(j	)	Legal Compliance	8
(k	)	Vendor Arrangements	8
(l	)	Litigation	8
(m	)	Product Sales Terms	8
(n	)	Product Liability	8
(o	)	Taxes	8
(p	)	Retail Products	9
(q	)	Trademarks	9
(r	)	Customer Lists	10
(s	)	Advertising and Promotional Materials	10
(t	)	Disclosure	10
Section 4.		Buyer’s Representations and Warranties	10
(a	)	Organization of Buyer	10
(b	)	Authorization of Transaction	10
(c	)	Brokers’ Fees	11
Section 5.		Indemnification	11
(a	)	Survival of Representations and Warranties	11
(b	)	Seller Indemnification	11
(c	)	Buyer Indemnification	11
(d	)	Indemnification Procedures	12
Section 6.		Post-Closing Obligations	13
(a	)	Confidentiality	13

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(b	)	Further Assurances	13
(c	)	Marks	13
Section 7.		Miscellaneous	14
(a	)	Press Releases and Public Announcements	14
(b	)	No Third-Party Beneficiaries	14
(c	)	Entire Agreement	14
(d	)	Succession and Assignment	14
(e	)	Counterparts	14
(f	)	Headings	14
(g	)	Notices	14
(h	)	Governing Law	15
(i	)	Amendments and Waivers	15
(j	)	Severability	15
(k	)	Expenses	15
(l	)	Construction	16
(m	)	Specific Performance	16
(n	)	Submission to Jurisdiction	16

Exhibit A	—	Form of Bill of Sale
Exhibit B	—	Form of Supply Agreement
Exhibit C	—	Form of Transition Services Agreement
Exhibit D	—	Purchase Price Allocation
Exhibit E	—	Form of Trademark Assignment Agreement
Exhibit F	—	Form of Domain Name Assignment Agreement
Disclosure Schedule

ii

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into on January 5, 2006, by and between The SteelWorks Corporation, a Colorado corporation (“Seller”), and The Hillman Group, Inc., a Delaware corporation (“Buyer”).
RECITALS
     WHEREAS, Seller is engaged in, among other things, the business of manufacturing, marketing and selling metal shapes to Retail Customers (defined below); and
     WHEREAS, Seller desires to sell the Purchased Assets (defined below) and Buyer desires to acquire the Purchased Assets, for the consideration as stated hereunder and on the terms and conditions as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
     Section 1. Definitions.
     “Affiliate” means of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
     “Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
     “Annual Sales Amount” means the total unit sales volume for all of the Retail Customers during the 12-month period ending November 30, 2005 multiplied by the current sales price for each unit, as set forth in Section 3(f) of the Disclosure Schedule.
     “Buyer” has the meaning set forth in the preamble.
     “Buyer Parties” has the meaning set forth in Section 5(b).
     “Closing” has the meaning set forth in Section 2(d).
     “Closing Date” has the meaning set forth in Section 2(d).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contract” means any contract, agreement, license, sublicense, purchase, sale, permit, loan, security, pledge, instrument and any other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral); provided, however, that Vendor Arrangements (in each case, whether written or oral) shall be excluded from the definition of Contract.

     “Disclosure Schedule” means the disclosure schedule accompanying this Agreement as referenced herein (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Section 3; however, no information to be furnished in any particular Section of the Disclosure Schedule shall be deemed to be included in any other Section of the Disclosure Schedule unless such furnished information can reasonably be interpreted as having application to such other Section of the Disclosure Schedule.
     “Domain Name Assignment Agreement” means that certain domain name assignment agreement by and between Buyer and Seller, and in the form of Exhibit F attached hereto.
     “Excluded Liabilities” has the meaning set forth in Section 2(b).
     “Indemnitee” has the meaning set forth in Section 5(d).
     “Indemnitor” has the meaning set forth in Section 5(d).
     “Liability” means any liability, debt, obligation, loss, cost, deficiency, Tax, penalty, fine, claim or cause of action, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when or by whom asserted.
     “Lien” means any mortgage, pledge, security interest, encumbrance, claim, lien, or charge of any kind (including any conditional sale or option), or any agreement to file any of the foregoing.
     “Loss” or “Losses” has the meaning set forth in Section 5(b).
     “Parties” means Seller and Buyer, collectively.
     “Party” means each of Seller and Buyer, individually.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Purchased Assets” has the meaning set forth in Section 2(a).
     “Purchase Price” has the meaning set forth in Section 2(c).
     “Retail Customer Contracts” means all Contracts between Seller and any Retail Customer or otherwise relating to the Purchased Assets, but expressly excluding all sale representative or similar contracts.
     “Retail Customers” means all customers of Seller for the Retail Products in the Retail Market.

     “Retail Market” means collectively: (i) mass market channels such as, for illustrative purposes only, Home Depot, Target, Wal-Mart, Kmart, Tractor Supply and Lowe’s; (ii) hardware cooperatives such as, for illustrative purposes only, Ace Hardware, True-Value Hardware, Do-it-Best and Handy Hardware; (iii) individual hardware and home center stores; and (iv) hardware wholesalers such as, for illustrative purposes only, Emery, Orgill and United Hardware.
     “Retail Products” means all products as set forth in Section 3(p) of the Disclosure Schedule and any product line extensions thereof.
     “Seller” has the meaning set forth in the preamble.
     “Seller Parties” has the meaning set forth in Section 5(c).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Supply Agreement” means that certain supply agreement by and between Buyer and Seller, and in the form of Exhibit B attached hereto.
     “Tax” or “Taxes” means (A) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person; (B) liability of Seller for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of Seller for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (whether or not required to be filed), including any schedule or attachment thereto, and including any amendment thereof.
     “Trademarks” means all trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing.
     “Trademark Assignment Agreement” means that certain trademark assignment agreement by and between Buyer and Seller, and in the form of Exhibit E attached hereto.
     “Transition Services Agreement” means that certain transition services agreement by and between Buyer and Seller, and in the form of Exhibit C attached hereto.
     “Vendor Arrangements” means the terms of sale of Retail Products to a particular Retail Customer (in each case, whether written or oral), copies of which if written, or summaries of which, if oral, are attached as Section 3(k) of the Disclosure Schedule. A Vendor Arrangement may set forth the prices, rebates and other terms of sale of Retail Products as of the Closing Date. Each Vendor Arrangement can be modified, changed or cancelled by the Retail Customer at any time. It does not provide the Seller with any fixed commitments to purchase Retail Products, nor does it establish a minimum term during which it is intended to remain in effect.
     Section 2. Basic Transaction.
     (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing and for the consideration specified in Section 2(c), Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, all of Seller’s right, title and interest in and to the following assets, properties and rights (collectively, the “Purchased Assets”), free and clear of all Liens:
     (i) the name “SteelWorks” and the Retail Trademarks set forth in Section 3(q) of the Disclosure Schedule and the goodwill associated therewith;
     (ii) the domain name steelworks.net set forth in Section 3(q) of the Disclosure Schedule;
     (iii) the lists of Retail Customers and potential customers in the Retail Market set forth in Section 3(r) of the Disclosure Schedule;
     (iv) the Vendor Arrangements set forth in Section 3(k) of the Disclosure Schedule;
     (v) the displays, header signs, point-of-purchase materials and similar materials located at the Retail Customers’ locations;

     (vi) the advertising and promotional materials, catalogs, sell sheets, point-of-purchase materials, signage, and similar materials for use in the Retail Market set forth in Section 3(s) of the Disclosure Schedule; provided, however, that displays, including display signage and header signs in the Seller’s inventory, that are not located at a Retail Customer’s location shall be excluded from the Purchased Assets and shall be retained by the Seller; and
     (vii) the goodwill and going concern value associated with or relating to the Purchased Assets
(with it being understood that Seller may sell Retail Products in markets other than the Retail Market and the goodwill and going concern value associated with such activities is not a Purchased Asset).
     (b) Excluded Liabilities. Neither Buyer, nor any of its Affiliates, will assume, and shall not be deemed to have assumed, any Liability of or relating to Seller or its Affiliates, the Retail Customers or the Purchased Assets, including (i) any accounts payable, expenses, Taxes, product returns, warranties, customer rebates, discounts or other incentives earned or alleged to be earned by Seller’s customers prior to the Closing Date; and (ii) any Liability relating to the Lowe’s Cornetet claim (collectively, “Excluded Liabilities”). Notwithstanding the foregoing, Buyer shall assume any Liability arising under the Purchased Assets that accrues after the Closing Date, provided that such Liability: (x) did not accrue or begin to accrue prior to the Closing Date; and (y) is not related to any act or omission on the part of Seller. In the event of either (x) or (y), Seller shall retain and be entirely responsible for such Liability, except to the extent the Liability relates to any act or omission on the part of both Buyer and Seller, in which case, Buyer shall assume such Liability to the extent of its act or omission.
     (c) Purchase Price. Subject to the conditions contained in this Agreement, the purchase price to be paid to Seller for the Purchased Assets (the “Purchase Price”) shall consist of the payment of an amount in cash equal to $34,241,008.
     (d) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location mutually agreed upon by the Parties on January 5, 2006, commencing at 9:00 a.m. local time, (the “Closing Date”).
     (e) Deliveries at Closing.
     (i) Seller’s Deliveries. At the Closing,
     (A) Seller will sign, acknowledge and deliver to Buyer assignments in the form attached hereto as Exhibit A and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request.
     (B) Seller will sign, acknowledge and deliver to Buyer the executed Supply Agreement.
     (C) Seller will sign, acknowledge and deliver to Buyer the executed Transition Services Agreement.

     (D) Seller will sign, acknowledge and deliver to Buyer the executed Trademark Assignment Agreement.
     (E) Seller will sign, acknowledge and deliver to Buyer the executed Domain Name Assignment Agreement.
     (F) Seller will deliver to Buyer an affidavit, under penalties of perjury, stating that Seller is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance satisfactory to the Buyer.
     (ii) Buyer’s Delivers. At Closing
     (A) Buyer will deliver the Purchase Price in U.S. dollars by wire transfer as directed by the Seller.
     (B) Buyer will sign, acknowledge and deliver to Seller the executed Supply Agreement.
     (C) Buyer will sign, acknowledge and deliver to Seller the executed Transition Services Agreement.
     (D) Buyer will sign, acknowledge and deliver to Seller the executed Trademark Assignment Agreement.
     (E) Buyer will sign, acknowledge and deliver to Seller the executed Domain Name Assignment Agreement.
     (f) Purchase Price. Exhibit D contains the Internal Revenue Service Form 8594 to be filed and the allocation of the Purchase Price among the Purchased Assets in accordance with Code §1060 and the applicable Treasury regulations (and any similar provision of state, local or foreign law, as appropriate). Buyer and Seller and their Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Seller shall take any position (whether in a tax audit, a tax return or otherwise) that is inconsistent with such allocation unless required to do so by a court of competent jurisdiction adjudicating the propriety of the allocation as a result of an IRS audit or upon settlement of an audit with the IRS, upon the consent of the other party.
     Section 3. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete.
     (a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     (b) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller and Seller’s requisite shareholders have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

     (c) No Subsidiaries. Seller has no Subsidiaries. No Affiliate of Seller owns any assets used to service the Retail Customers as of the date hereof.
     (d) Sufficiency. The Purchased Assets, Supply Agreement and Transition Services Agreement are adequate for Buyer to service the Retail Customers in all material respects as Seller presently services such Retail Customers as of the date hereof (with it being understood that Seller will not market or sell Retail Products for Buyer after the date hereof and that the Purchased Assets do not include Seller’s management team, employees, office leases, office equipment or other equipment used in the operation of its business). The Purchased Assets constitute all of the assets, properties and rights associated with or relating to the sale of Retail Products to Retail Customers. Section 3(d) of the Disclosure Schedule lists contracts and agreements which do not constitute Purchased Assets.
     (e) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Vendor Arrangement or any Contract to which any of the Purchased Assets is subject (or result in the imposition of any Lien upon any of the Purchased Assets). Except as set forth in Section 3(e) of the Disclosure Schedule, Seller will not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).
     (f) Annual Sales. Section 3(f) of the Disclosure Schedule lists Annual Sales Amount for the Retail Customers for the period ending November 30, 2005. Section 3(f) of the Disclosure Schedule is correct and complete, and is consistent with the books and records of Seller, which books and records record unit sales based on the invoice date of each transaction.
     (g) Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
     (h) Title to Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of any Liens or restriction on transfer. Each of Purchased Assets that are tangible assets is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (i) Retail Customers. Except as set forth in Section 3(i) of the Disclosure Schedule, since December 31, 2004, no Retail Customer has informed Seller that it shall stop, or decrease the rate of, buying materials, products or services from Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise).
     (j) Legal Compliance. Each of Seller, its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
     (k) Vendor Arrangements. Section 3(k) of the Disclosure Schedule contains a correct and complete copy of each written Vendor Arrangement and a written summary setting forth the terms and conditions of each oral Vendor Arrangement. There are no Retail Customer Contracts.
     (l) Litigation. Except as set forth in Section 3(l) of the Disclosure Schedule, there are no claims, actions, suits, proceedings, investigations or inquiries pending before any court, arbitrator or governmental or regulatory official or office related to or involving the Purchased Assets or the Retail Customers; there are no such claims, actions, suits, proceedings, investigations or inquiries threatened; and there is no basis for any such claims, actions, suits, proceedings, investigations, or inquiries. No Purchased Asset is subject to any judgment, order or decree entered in any lawsuit or proceeding.
     (m) Product Sales Terms. Each product manufactured, sold, leased, or delivered by Seller to the Retail Customers has been in conformity with all applicable contractual commitments and all express and implied warranties. Section 3(m) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease of products by the Seller to each Retail Customer (including applicable guaranty, warranty and indemnity provisions, rebates, allowances, marketing programs, cash discounts, new store discounts, slotting fees and credit terms). No product manufactured, sold, leased, or delivered by Seller is subject to any provisions beyond the applicable standard terms and conditions of sale or lease set forth in Section 3(m) of the Disclosure Schedule.
     (n) Product Liability. Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller to the Retail Customers.
     (o) Taxes.
     (i) Seller has timely filed all Tax Returns that it was required to file, either separately or as a member of an Affiliated Group, under applicable laws and regulations. All Tax Returns of Seller that have been filed are correct and complete in all respects and have been prepared in compliance in all material respects with all applicable laws and regulations. All Taxes due and owing by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller.

     (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
     (iii) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller. Seller has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Seller has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller; Section 3(o) of the Disclosure Schedule indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller filed or received since December 31, 1998.
     (iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Seller is a United States person as defined in Code § 7701(a)(30). Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Seller is not a party to or bound by any Tax allocation, sharing, or similar agreement. Seller (A) has not been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Seller) or (B) has no liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Seller has never been, nor will it be at the Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).
     (v) Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.
     (p) Retail Products. Section 3(p) of the Disclosure Schedule contains a complete and correct list of all of the Retail Products.
     (q) Trademarks. Section 3(q) of the Disclosure Schedule contains a complete and correct list of all of the Trademarks used by Seller to sell Retail Products to Retail Customers (“Retail Trademarks”). Seller owns all right, title and interest in and to the Retail Trademarks, free of any Liens. The use of the Retail Trademarks by Seller has not and use by Buyer will not infringe upon or otherwise violate the intellectual property rights of any other Person and, to Seller’s Knowledge, no Person is infringing upon, diluting or otherwise violating the Retail Trademarks.

     (r) Customer Lists. Section 3(r) of the Disclosure Schedule contains Seller lists of Retail Customers and potential customers.
     (s) Advertising and Promotional Materials. Section 3(s) of the Disclosure Schedule contains a complete and correct list of all advertising and promotional materials, catalogs, sell sheet, point of purchase materials, signage (excluding header signage and signage that is an integral part of a display rack) and similar materials for the sale of Retail Products in the Retail Market.
     (t) Disclosure. The representations and warranties contained in this Section 3, as modified by the Disclosure Schedule, do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.
     Section 4. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.
     (a) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).
     (b) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby, have been duly authorized by Buyer.
     (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

     (d) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
     Section 5. Indemnification.
     (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in Section 3 and Section 4 of this Agreement shall survive the Closing hereunder until the second anniversary of the Closing Date, provided that any representation or warranty in respect of which indemnity may be sought under this Section 5, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.
     (b) Seller Indemnification. The provisions of this Section 5 shall constitute the Buyer’s exclusive rights and remedies at law or in equity, arising under this Agreement (not including Buyer’s rights and remedies under the Supply Agreement or the Transition Services Agreement). Seller shall indemnify Buyer and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, obligation, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing and including all indirect, special, incidental, consequential or punitive damages (collectively, “Losses” and individually, a “Loss”) that any such Buyer Party has actually suffered or sustained or become subject to (expressly including lost profits) as a result of, in connection with or relating to:
     (i) the breach of any representation or warranty made by Seller contained in this Agreement, any Schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the Closing;
     (ii) the breach of any covenant or agreement made by the Seller contained in this Agreement, any Schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the Closing; and
     (iii) any liability or obligation of Seller, which is an Excluded Liability.
     (c) Buyer Indemnification. Buyer shall indemnify Seller and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Losses that any such Seller Party has actually suffered or sustained or become subject to (expressly including lost profits) as a result of, in connection with or relating to:

     (i) The breach of any representation or warranty made by Buyer contained in this Agreement, any Schedule hereto or any certificate delivered by Buyer to Seller with respect hereto or thereto in connection with the Closing.
     (ii) The breach of any covenant or agreement made by the Buyer contained in this Agreement, any Schedule hereto or any certificate delivered by Buyer to Seller with respect hereto or thereto in connection with the Closing.
     (iii) Any liability or obligation of Buyer which is not an Excluded Liability under Section 2(b) of this Agreement.
     (d) Indemnification Procedures. Any Party making a claim for indemnification under this Section 5 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor is prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense, it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance reasonably satisfactory to the Indemnitee, which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and provided further that:
     (i) the Indemnitee shall be entitled to participate, at its expense, in the defense of such claim and to employ counsel of its choice for such purpose;
     (ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; or (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

     (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim.
Section 6. Post-Closing Obligations
     (a) Confidentiality. Seller shall treat and hold as confidential any information concerning the Retail Customers and the Purchased Assets that Seller reasonably understands to be proprietary or confidential in nature in accordance with Seller’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 6(a) shall not apply with respect to the disclosure of any information: (i) to Seller’s employee’s, auditors, counsel or other professional advisors, if Seller, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that such Person agrees to be bound by the provisions of this Section 6(a) to the same extent as the Seller; (ii) as have become or previously was generally available to the public other than by reason of a breach of this Section by Seller or has become available to Seller on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Seller (it being understood that, to the extent practicable, Seller shall provide Buyer with prompt notice of any such event and cooperate in good faith to enable Buyer to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigations; and (v) in order to comply with any law, order, regulation or ruling applicable to Seller.
     (b) Further Assurances. From time to time after the Closing, without further consideration, the Parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment or assumption, or such other documents, to the other Party as such other Party reasonably may request to evidence or perfect Buyer’s right, title and interest in and to the Purchased Assets, and otherwise carry out the transactions contemplated by this Agreement.
     (c) Marks. Seller shall not, and shall cause its Affiliates not to, use or license or permit any Person to use any name, slogan, logo or trademark that is likely to cause confusion with the Retail Trademarks or which includes, or is similar or deceptively similar to, the name “SteelWorks” (collectively, the “SteelWorks Marks”). Within ten (10) business days following the Closing Date, Seller shall file all documentation necessary to change its name so as to comply with the requirements of this Section 6(c) and shall, and shall cause its Affiliates to, remove from their respective assets, properties, stationery, literature and Internet website any and all SteelWorks Marks; provided, however, that for a three (3) month period following the Closing Date, Seller and its Affiliates shall be entitled to maintain signage that includes such SteelWorks Marks and exhaust existing stocks of any of its office supplies, packing materials, literature and any inventory bearing any SteelWorks Mark. Thereafter, Seller shall not, and shall cause its Affiliates not to, use any SteelWorks Mark in connection with the sale of any products or services or otherwise in the conduct of its business except as permitted pursuant to the Transition Services Agreement or Supply Agreement. In the event that Seller or its Affiliates breach this Section 6(c), Buyer shall be entitled to specific performance of this Section 6(c) and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Buyer.

Section 7. Miscellaneous.
     (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).
     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (c) Entire Agreement. This Agreement (including the documents referred to herein but excluding the letter agreement from Seller to Buyer dated September 16, 2005 relating to confidentiality, which upon the Closing Date shall automatically terminate) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     (e) Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one

(1) business day after being sent to the recipient by facsimile transmission or electronic mail (confirmed by telephone), or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

To Seller:	To Buyer:

The SteelWorks Corporation	The Hillman Group, Inc.
Attn: Larry G. Broderick	Attn: James P. Waters
4661 Monaco Street	10590 Hamilton Avenue
Denver, CO 80216	Cincinnati, OH 45231
Facsimile: (303) 377-7893	Facsimile: (513) 595-8297

With a copy to, which shall not constitute notice:	With a copy to, which shall not constitute notice:

Robinson and Diss, P.C.	Kirkland & Ellis LLP
Attn: Richard B. Robinson	Attn: Michael H. Weed, Esq.
1660 Lincoln St. Suite 2900	200 East Randolph Drive
Denver, Co 80264	Chicago, IL 60601
Facsimile: (303) 860-8654	Facsimile: (312) 861-2200
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to its choice or conflict of law provisions).
     (i) Amendments and Waivers. No modification, amendment, supplement to or waiver of any provision of this Agreement will be binding upon the Parties unless made in a writing signed by the Parties. A failure of a Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.
     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (k) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation.
     (m) Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Purchased Assets are unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages.
     (n) Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction and venue of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8(g) above. Nothing in this Section 8(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.
* * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

THE HILLMAN GROUP, INC.

By:

Title:

THE STEELWORKS CORPORATION

By:

Title: